Exhibit 10.2

EMPLOYMENT, NON-COMPETITION, AND SEVERANCE AGREEMENT
BETWEEN
GOLDEN OVAL EGGS, LLC
AND
ROBERT A. HARRINGTON

This Employment, Non-Competition, and Severance Agreement (this “Agreement”), effective as of May 23, 2006 is entered into by and between Golden Oval Eggs, LLC, a Delaware limited liability company (“Company”) and Robert A. Harrington, Chief Operation Officer (“COO”) and supersedes and replaces any prior oral or written agreement for employment between Golden Oval Eggs, LLC and Robert A. Harrington. The Company and COO agree that any prior employment agreement terminates by mutual agreement on the effective date of this Agreement. Employment on and after the effective date of this Agreement is governed by and subject to this Agreement.

BACKGROUND

The Company desires to continue to employ COO to manage the day-to-day operations of the Company. Company and COO are entering into this Agreement to set forth the terms under which COO will be employed as Chief Operating Officer of the Company.

STATEMENT OF AGREEMENT

Company and COO (the “Parties” or either, the “Party”), each in consideration of the promises of the other contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree as follows:

1.             Employment Term.

(a)           Initial Term. Upon the terms and conditions set forth in this Agreement and in Exhibit A attached to and a part of this Agreement, Company offers to employ COO, and COO hereby accepts employment on those terms and conditions with Company. The term of employment under this Agreement shall be for the “Employment Term” stated in Exhibit A, unless terminated earlier under Section 8.

(b)           Renewal. The Employment Term, under this Agreement, shall automatically renew for successive one year periods unless either Party notifies the other Party in writing, not less than 60 days before the end of the then current Employment Term, that this Agreement shall not be renewed at the end of the then current Employment Term.

2.             Duties.

Generally. COO shall be employed as the Chief Operating Officer of the Company to provide such services and to have such duties and responsibilities as are normally associated with that position, together with any other duties and responsibilities as may be designated by the Chief Executive Officer (CEO) from time to time. The COO shall devote his full time, attention and energy to the business affairs of the Company and the performance of COO’s duties under this Agreement. The COO shall discharge the duties in a diligent and proper manner and shall conduct himself at all times so as to advance the best interests of the Company. The COO shall report to the Company’s CEO.

(a)           Specific duties of the COO include:

(1)           Perform a significant role in the overall strategic development and operational performance of the business consistent with goals and objectives established by the Company. Plans and directs all aspects of an organization’s operational policies, objectives, and initiatives. Responsible for the attainment of short and long-term financial and operational goals. Directs the development of the organization to ensure future growth.

(2)           Develop and implement programs, plans, objectives and policies consistent with goals and objectives established in the annual business plan for the Company; and

(3)           Reports to the CEO on a regular basis.

3.             Compensation.

(a)           Base Salary. During the Employment Term and in consideration of his services provided hereunder, the Company shall pay COO an annual “Base Salary” stated in Exhibit A and a bonus as provided in Section 4 and Exhibit A.

(b)           Base Salary Payments. The Base Salary shall be paid in equal biweekly installments each month of the Employment Term, and prorated on a daily basis for any partial period for which services are rendered at the end of the Employment Term.

(c)           Deductions from Compensation. Company shall withhold from COO’s compensation payments (Base Salary and Bonus) state, federal and local income taxes, FICA, social security and other amounts that are customarily withheld from compensation.

4.             Bonus.

(a)           Payment of Bonus. The Company shall pay to COO all bonuses for which the COO is eligible as provided in Exhibit A. Except for the Equity Capital Markets Transaction Bonus, which shall be paid as provided in Exhibit A, all bonuses will be paid by 50% in units of the Company, which are subject to forfeit back to the Company as provided in paragraph (b), and 50% in cash. The Company shall pay the cash portion of the bonus no later than 30 days after the audited financial statements are approved by the Company’s Board of Directors unless deferred by the COO to the next tax year. The ROE Bonus shall be annualized and prorated to the nearest month end for any partial year for which services are rendered at the beginning and end of the Employment Term.

(b)           Unit Bonus. The unit portion of any bonus (“Bonus Units”) shall be issued to the COO effective as of the beginning of the fiscal year, subject to forfeiture to the Company. Certain Bonus Units will forfeit upon:  (1) termination of employment for cause (Section 8(a)(4)); or (2) termination at COO’s election (Section 8(a)(6)) (“Forfeiture Event”). Within one year after the effective issuance of the Bonus Units, all of the Bonus Units are nontransferable, and shall forfeit back to the Company with no rights relating to the Bonus Units remaining with the COO if a Forfeiture Event occurs. One (1) year after the effective issuance of the Bonus Units, the forfeiture and nontransferability restrictions on one-third (1/3) of the Bonus Units terminate. After one (1) year and until two (2) years after the effective issuance of the Bonus Units, two-thirds (2/3) of the Bonus Units are nontransferable, and shall forfeit back to the Company with no additional rights relating to the forfeited Bonus Units remaining with the COO if a Forfeiture Event occurs. Two years after the effective issuance of the Bonus Units the forfeiture and nontransferability restrictions on an additional one-third (1/3) (two-thirds (2/3) of the Bonus Units in total) terminate. After two (2) years and until three (3) years after the effective issuance of Bonus Units, one-third (1/3) of the Bonus Units are nontransferable, and shall forfeit back to the Company with no rights relating to the forfeited Bonus Units remaining with the COO if a Forfeiture Event occurs. The forfeiture and nontransferability restrictions on the remaining Bonus Units held by the COO are terminated:  (1) at the end of three years after the effective issuance of Bonus Units to the COO; (2) notwithstanding the restrictions above at any time a change of control of the Company resulting in a different group of owners obtaining governance rights to elect a majority of the Board of Directors occurs; or (3) notwithstanding the restrictions above, at any time, if the retirement of the COO occurs at age 59 ½ years of age or older.

Except for the Equity Capital Markets Transaction Bonus, which shall be paid as provided in Exhibit A, the amount of units to be awarded as part of the bonus shall be based on the higher of book or market value of the units at the time the bonus is awarded. Book value shall be determined by the most recent year-end audited financial statements. Market value shall be determined by the average price of units that have traded in the secondary market during the preceding fiscal year.

(c)            If the Employment Term is terminated prior to the end of a fiscal year, bonuses shall be calculated based on the financial statements of the most recent fiscal quarters prior to the termination.

5.             COO Benefits, Expenses. COO shall have, and the Company shall pay for, the following benefits and expenses during the Employment Term:

(a)            Group Benefits. COO shall be entitled to participate in group life insurance, long-term disability, group health and hospitalization, vision and dental, 401(k) retirement program and other group benefits as are presently or may hereafter be provided to other employees of Company, which benefits may be in varying amounts and scope relative to the age, years of employment, compensation and pay status of the employees.

(b)          Business Expenses. Upon COO’s periodic presentation to Company of an itemized account, the Company shall pay or reimburse COO for reasonable expenses incurred by COO on behalf of Company directly in connection with, and reasonably necessary for the rendering of, his services to Company under this Agreement.

(c)           Vacation. COO shall be entitled to four weeks paid vacation for each 12-month period of the Employment Term.

6.             COO Beneficiary. If COO has deceased:  (1) during the Employment Term, or (2) after this Agreement expires or is terminated, the payments due or payable to COO shall be paid or payable to the COO’s beneficiary (referred to as the “Designated Beneficiary”). If the COO has deceased, the Designated Beneficiary shall have the authority of the COO under this Agreement on a post-termination basis (for example, to hold or transfer units, to receive payments, etc.).

The Designated Beneficiary is                                  , if                                   is then living, (Primary Beneficiary); or if                                                      is not then living, the trustee, serving as trustee of the estate of Robert A. Harrington,                                                          (Second Beneficiary). The trustee as the Second Beneficiary shall be entitled to receive the payments due or payable to COO and the trustee shall have the authority of the COO under this Agreement on a post-termination basis, provided the Company has been notified in writing of the trustee and there is demonstration that the trustee is duly authorized to act as such. Upon request, the CEO will acknowledge the trustee as Second Beneficiary upon receipt of proper notification.

COO may change the Designated Beneficiary by submitting a written change of beneficiary form to the CEO. If the Company is unable to determine or locate the Designated Beneficiary in the two functions of:  (1) to whom or what entity should payments due or payable to COO be paid; and (2) who shall have the authority of the COO under this Agreement on a post-termination basis, then the Designated Beneficiary shall be deemed to be the estate of the COO as to the entity to which the payments should be made, and the administrator of COO’s estate shall have the authority of the COO to make any elections as to how to receive payments or units, to transfer units or to negotiate a resolution of compensation issues of payments or units in place of the COO under this Agreement on a post-termination basis.

7.             Life Insurance. Company may at any time, in its discretion, apply for and procure, as owner and for its own benefit, insurance on the life of COO in such amounts and in such form or forms as Company may choose. COO shall have no interest in any such policy or policies, but COO shall, at the request of Company, submit to such medical examinations, supply such information and execute such applications, instruments and other documents as may be required by the insurance company or companies to whom Company has applied for such insurance.

8.             Termination of Agreement.

(a)           Termination Events. The Employment Term shall terminate upon the first to occur of any of the following:

(1)           Last Day of Term. The last day of the then-current Employment Term if either Party has notified the other, in accordance with Section 1, that the Employment Term will not be renewed;

(2)           Date Set By Company. A date within the Employment Term specified by the Company by written notice to the COO to terminate the COO’s employment;

(3)           Death or Permanent Disability. The death or permanent disability of COO which, for purposes of this Agreement, the “permanent disability” of COO shall be deemed to occur on the earlier of: (1) the date on which COO is determined to be permanently disabled for the purposes of any disability benefits provided to COO by Company; or (2) the date as of which COO has been incapable of performing COO’s duties under this Agreement for a continuous period of 60 days or for periods aggregating 60 days within a period of 365 days; or (3) the date of certification to Company by a physician approved by Company that COO is so mentally or physically disabled or impaired as to be incapable of engaging in and performing the duties of the employment position with Company which COO occupied prior to the commencement of the disorder that led to the disability and upon the certification by the physician that the disability is likely to be permanent;

(4)           For Cause. A date specified by Company by written notice to COO of Company’s intention to terminate the Employment Term for Cause which, for purposes of this clause (4), “Cause” shall mean:  (i) repeated disobedience or insubordination after written notice of same by the CEO to COO identifying this paragraph of this Agreement and if the disobedience or insubordination is not cured by COO within ten (10) days after receiving notice from Company, (ii) any other breach by COO of any of his agreements contained in this Agreement if the breach is not cured by COO within ten (10) days after receiving notice of the breach from Company, (iii) willfully making derogatory statements regarding Company, (iv) misappropriation of any of Company’s funds, (v) fraud, or (vi) any criminal conviction of an act of moral turpitude by COO;

(5)           Mutual Agreement. The mutual agreement of Company and COO; or

(6)           COO Termination. A date specified by COO by written notice to Company of COO’s intention to terminate the Employment Term.

(b)           Notice Requirements. Any notice of termination by either Party under this Section 8 shall clearly state that the terminating Party elects to terminate the Employment Term and shall specify the subsection of this Section 8 upon which the Party is relying as the basis for the termination.

(c)           Effect of Termination. Except as specifically provided in Section 10 with respect to any applicable continuing covenants or agreements of COO, subject to the provisions for severance benefits contained in Section 9, subject to the assignment provisions under Section

13, and subject to indemnification for actions during the employment under Section 12, if the Employment Term is terminated for any reason whatsoever pursuant to this Section 8:

(1)           this Agreement shall be terminated and of no further force or effect;

(2)           COO shall have no obligation or duty to further serve Company in any capacity; and

(3)           (iii) Company shall not be under any obligation or duty to employ COO or provide the benefits specified in Section 5 other than through the Employment Term or as required by law or make any of the payments provided in Section 4, except to the extent the obligations of payments which have accrued prior to the effective date of the termination and remain unpaid as of the date of the termination; provided, however, that Company may offset against, and deduct from, any amounts due to COO under this Agreement the amount of any losses, costs or other damages incurred by Company, as the case may be, in connection with any actions constituting “Cause” for termination of COO pursuant to Subsection (a), clause (4)(iv) or (v) above.

9.             Severance Benefits. In the event that the Employment Term is terminated other than by death or permanent disability under Section 8(a)(3), then the Company shall pay COO an amount equal to the Base Salary that would otherwise be payable to COO under this Agreement for a period of twelve (12) months following termination (the “Severance Period”) or as long as the noncompetition restriction in Section 10(a) is effective and all of Section 10 is complied with by COO. The amount shall be payable at normal salary payment intervals in effect for Company’s executive personnel. In addition, the Company shall provide to COO the group benefits referred to in Subsection 5(a) for the Severance Period. In the event any applicable law or any benefit plan referred to in Subsection 5(a) prohibits or otherwise precludes the provision of benefits to an individual whose employment with Company has terminated, then the Company shall pay to COO as expeditiously as is practicable after the effective date of termination the cash equivalent of any prohibited or precluded benefits.

10.          Certain COO Covenants. COO expressly covenants and agrees to and with Company as set forth in this Section:

(a)           Non-competition. COO recognizes and acknowledges that he has been trained by and has knowledge of know how acquired during his employment with the Company. During the Employment Term and for a period of twelve (12) months after the termination of the Employment Term, COO shall not, without the written consent of Company, within the United States of America, participate through management or control or be employed by any business or enterprise which is engaged in any business activity similar to that of the Company that competes with the Company for the Company’s egg product markets or sources of egg supplies.

(b)           Confidential Information. COO recognizes the interests of Company in maintaining the confidential nature of its respective proprietary and other business and commercial information. COO shall not, at any time after the Employment Term, or in any manner that does not promote the interests of the Company during the Employment Term, directly or indirectly, publish, disclose or use, or authorize anyone else to publish, disclose or use, any secret, confidential or proprietary information of Company, or any of its respective affiliates, except for such information as is in the public domain through no fault of COO, which is acquired by COO in connection with COO’s employment with Company or work with the Company prior to the date hereof or thereafter and relates to any aspect of the operations, activities, research, investigations or obligations of Company, or any of its respective affiliates, including, without limitation:  (1) the information described in Subsection (c) below; (2) information pertaining to Company, the business of the Company, or the business of any of Company’s respective affiliates; and (3) other confidential material or information relating to the business, customers, suppliers, trade or industrial practices, trade secrets, technology, know-how or intellectual property of Company or any of Company’s affiliates (collectively, the “Confidential Information”). All records, files, data, documents and the like relating to suppliers, customers, costs, prices, systems, methods, personnel, equipment and other materials relating to Company, or the Company’s affiliates (including, but not limited to, the Confidential Information), shall be and remain the sole property of Company or Company’s affiliate, as the case may be. Any disclosure of Confidential Information by the COO shall include appropriate protection for the type of information to protect the Company’s interests in the Confidential Information. Upon termination of COO’s employment under this Agreement, COO shall not remove from Company’s premises, or retain, any of the Confidential Information materials described in this Section.

(c)           Development of Information and Intellectual Property. During the Employment Term, COO shall keep Company informed of any and all customer lists, supplier lists, manuals, handbooks, inventions, discoveries, improvements, trade secrets, secret processes, technology, know-how or intellectual property made or developed by COO, in whole or in part, or conceived of by COO, alone or with others, which results from COO’s employment with Company or any work COO may do for, or at the request of, Company or which relates to the operations, activities, research, investigations or obligations of Company (collectively, the “Information”).

COO shall assign, transfer and set over, and hereby assigns, transfers and sets over to Company, all of COO’s right, title and interest in and to any and all information, and any patents, patent applications, copyrights, trademarks, trade names or other intellectual property rights relating thereto, provided or conceived by COO and related to the information during the Employment Term.

(d)           Return of Information. Upon termination of COO’s employment for whatever reason, COO shall return to or leave with Company, without making or retaining copies thereof, all documents, records, notebooks and other repositories containing Confidential Information.

(e)           Breach of Covenants. If COO breaches any of the covenants and agreements contained in this Section 10, then, in addition to any other rights or remedies of Company hereunder, Company shall have at its option the following specific rights and remedies: (1) COO’s right to any payments pursuant to Sections 3, 4, 5 and 9 may be terminated by Company; (2) Company shall have the right to enforce any legal or equitable remedy (including injunctive relief) that may be available to Company; and (3) Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that COO has directly or indirectly realized or may realize as a result of any such breach and COO acknowledges that any breach of the covenants and agreements under this Section 10 will cause irreparable harm and injury to Company.

Except to the extent otherwise expressly limited to a restricted period in Subsection (a) of this Section, all covenants and provisions contained in this Section 10 shall survive any termination of COO’s employment with Company.

11.           Notices. Any notice or other communication required or desired to be given under this Agreement shall be in writing and shall be deemed duly given to a Party when personally delivered or when mailed by first class mail, registered or certified, return receipt requested and postage prepaid, addressed to the Party at the address set forth below or at such other address as may be specified by the Party by a notice to the other Party:

If to Company:

Golden Oval Eggs, LLC

1800 Park Avenue East, P.O. Box 615

Renville, MN  56284

Attention: President & CEO

If to COO:

Mr. Robert A. Harrington

481 Trap Line Lane

Chanhassen, MN  55317

12.          Waiver: Remedies Cumulative. No waiver of any right or option hereunder by either Party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy. No waiver by any Party of any breach of this Agreement or of any agreement or covenant contained in this Agreement shall be held to constitute a waiver of any other breach or a continuation of the same. All remedies; provided by this Agreement are in addition to all other remedies provided by it or applicable law.

13.           Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Company and shall survive any change of control or change of ownership of Company. Neither this Agreement nor any rights under this Agreement shall be assignable by COO and any purported assignment by COO shall be void and of no force or effect.

14.           Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

15.          Enforceability; Understanding; Amendment. The invalidity or unenforceability of any term or provision of this Agreement shall not impair or affect the other provisions of this Agreement, which shall remain in full force and effect. This Agreement shall constitute the entire understanding between Company and COO concerning COO’s employment and shall supersede any and all previous agreements, whether written or oral, between the Parties concerning such employment. This Agreement cannot be amended or modified in any respect unless such amendment or modification is evidenced by a written instrument executed by Company and COO. The captions of the various sections of this Agreement are not a part of the context hereof, but are inserted merely for convenience in locating the different provisions hereof and shall be ignored in construing this Agreement.

16.          Indemnification. Company agrees to indemnify and hold harmless COO for any matter relating to his performance of his obligations under this Agreement, other than acts taken by COO with the intention to harm Company and except to the extent that COO may incur criminal liability for his acts. The obligation to indemnify and hold harmless includes, but is not limited to, all pending litigation and claims against Company, its officers, employees and directors. The expenses against which COO is indemnified include, but are not limited to, all reasonable attorney fees and other costs associated with legal representation.

17.           Opportunity for Independent Legal Counsel. This Agreement has been prepared by legal counsel acting as representative solely to Company. COO confirms that he has been afforded the opportunity to review this Agreement with his independent legal counsel.

IN WITNESS WHEREOF, the Parties have executed multiple counterparts of this Agreement, each of which is deemed to be an original, as of the date first set forth above.

COMPANY:		COO:
GOLDEN OVAL EGGS, LLC

By:	/s/ Dana Persson	/s/ Robert A. Harrington
	President & CEO	Robert A. Harrington